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                                                          Confidential Treatment
                                                                    EXHIBIT 10.1

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO REGISTRANT'S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 406. THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS.

                              AMENDED AND RESTATED
                                CONTRACT OF SALE

     This Amended and Restated Contract of Sale ("Agreement") is entered into as of November 7, 2003, by and between Chevron Phillips Chemical Company LP ("CPChem"), a Delaware limited partnership, and Radnor Chemical Corporation ("RCC"); StyroChem US., Ltd. ("SUS"); StyroChem Canada, Ltd ("SCL"); StyroChem Finland Oy ("SCF"); WinCup Texas, Ltd. ("WinCup Texas"); and WinCup Holdings, Inc. ("WinCup") ("RCC", "SUS", "SCF", "WinCup Texas", "WinCup" and "SCL" are collectively referred to as "Purchaser").

     WHEREAS, Chevron Chemical Company LLC, predecessor to CPChem, and RCC, SUS, SCL and Wincup entered into a certain Styrene Monomer Contract of Sale, dated December 5, 1996, and amended October 1, 1998 and January 1, 2001 (the "Previous Agreement").

     WHEREAS, CPChem has quantities of Styrene Monomer that it desires to sell to Purchaser, and Purchaser desires to purchase from CPChem.

     WHEREAS, Purchaser and CPChem desire to enter into this Agreement which will amend and restate, effective as of the date hereof, the Previous Agreement.

     NOW, THEREFORE, in consideration of the premises and for the mutual benefit of the parties as well as for other good and valuable consideration, CPChem and Purchaser agree as follows:

1. Purchaser desires to purchase from CPChem, solely for Purchaser's use in the manufacture of styrene derivative products in North America and Europe, Styrene Monomer meeting the specifications contained in Exhibit A; and CPChem agrees to supply such Product to Purchaser for that limited purpose.

2. During calendar year 2003, the quantity of Product to be sold and delivered hereunder shall be 119,000,000 pounds.

     During the period January 1, 2004 through December 31, 2006, the quantity of Product to be sold and delivered hereunder shall be a minimum of 150,000,000 pounds and a maximum of 175,000,000 pounds per calendar year, the exact quantity within said range at Purchaser's option. For each calendar year thereafter, the quantity of Product to be sold and delivered hereunder shall be a minimum of 100,000,000 pounds and a maximum of 150,000,000 pounds per calendar year, the exact quantity within said range at Purchaser's option. Product quantities delivered during any calendar year in excess of the foregoing maximum amount for said calendar year will be by mutual agreement of the parties. The foregoing Product quantities shall be prorated for part calendar years, if any, during the term of this Agreement. Purchaser shall nominate the quantity of Product within said range for the calendar year in question by providing CPChem written notice prior to [ ] of the preceding calendar year.

     Notwithstanding anything contained in this Agreement to the contrary, all pounds of Polystyrene purchased by Purchaser from CPChem or affiliate, up to a maximum of 20,000,000 pounds per calendar year, shall be deemed to be pounds of Product purchased hereunder for purposes of the quantity commitment set forth above.

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3.   Unless otherwise agreed by the parties, Product shall be delivered to
Purchaser FOB (as defined in the Texas Uniform Commercial Code) St. James, Louisiana, or other shipping point designated by CPChem ("CPChem Shipping Point"). Delivery as used herein shall be defined to occur when the Product passes from CPChem's delivery line at the CPChem Shipping Point into the transportation equipment.

4. CPChem shall be responsible for arranging for railcar shipments of Product from St. James, Louisiana to Purchaser's facilities in Fort Worth, Texas and Montreal, Quebec, as designated by Purchaser, and Purchaser shall pay the Freight Charge (as defined below) with respect to such shipments.

     For purposes of this Contract, the "Freight Charge" for railcar shipments of Product from St. James, Louisiana to Purchaser's facilities in Fort Worth, Texas and Montreal, Quebec shall be [ ] U.S. cents per pound ("cpp") and [ ] Canadian cents per pound, respectively. These Freight Charges shall be readjusted on [ ] 2004 and each anniversary thereafter in accordance with the Rail Cost Adjustment Factor (RCAF), Unadjusted Increase Scale, as published by the American Association of Railroads. If, however, during the term hereof there shall cease to be any merchant marketers of Product manufactured in Sarnia, Ontario, the "Freight Charge" with respect to shipments to Purchaser's facility in Montreal, Quebec shall be changed to an amount equal to the lowest rail shipping cost available to Purchaser from the closest merchant marketer of Product, and subsequently adjusted in accordance with the immediately preceding sentence.

     If Purchaser requests and CPChem agrees to arrange for another delivery method and/or another CPChem Shipping Point is used, and the costs of shipment are increased thereby, CPChem may add such additional costs to Purchaser's invoice as a separate chargeable item.

     Notwithstanding the foregoing, Purchaser shall have the option to arrange for delivery of Product purchased hereunder, in which event there shall be no freight cost charged to Purchaser with respect to such shipment(s).

5. (a) CPChem shall invoice Purchaser for all shipments of Product made during a given month at the end of each month.

     (b) Payment shall be due for invoiced Product and Purchaser shall pay CPChem therefor in immediately available U. S. dollars net [ ] days from date of invoice. Purchaser will make payment by check, except in the case of SCF and SCL which will make payment by wire transfer.

6. (a) Purchaser shall place firm orders for Product to be shipped by CPChem at least 30 days prior to the date of a requested shipment. CPChem will accept reasonable changes in said quantities if advised thereof within 15 days after the date of initial order placement. CPChem will exert reasonable efforts to accommodate changes requested by Purchaser within 21 days of the initial order placement unless said order has been shipped. CPChem shall advise Purchaser of its inability to fill any order within 5 business days of placement; otherwise CPChem shall be deemed to have accepted the order. For those purchase orders where CPChem does not satisfy the conditions thereof for any reason, Purchaser will have the right to place such orders with a third party. With respect to such orders placed by Purchaser with a third party (other than orders CPChem does not satisfy because (i) such order was materially changed by Purchaser more than 15 days after the initial placement of such order; (ii) such order is in excess of the "Minimum Reserved Capacity" as specified in Section 6.(b) below;
(iii) CPChem is unable to satisfy such order due to the occurrence of an event described in Section 16.(a)

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below; or (iv) CPChem does not satisfy such order pursuant to the provisions of
Section 22 (collectively "Exempt Orders")), CPChem will pay to Purchaser an amount, if any, that Purchaser paid to such third party for such order in excess of the price that would have been paid to CPChem for such order pursuant hereto if CPChem had satisfied such order; with the exception of Exempt Orders, such orders placed by Purchaser with a third party shall be counted for purposes of Sections 2 and 10, but such orders shall not be eligible for rebates under
Section 10.

     (b) During each month of each calendar year of this Agreement, CPChem will reserve a portion of its manufacturing capacity for purchases of Product by Purchaser in an amount equal to 1/10th of the quantity to be sold and delivered for said calendar year as determined under Section 2 above ("Minimum Reserved Capacity"). Should Purchaser desire to place orders in any month for Product that in the aggregate exceed the Minimum Reserved Capacity for such month, CPChem will attempt to satisfy the excess requirement to Purchaser's satisfaction if in CPChem's reasonable judgment such can be done without disrupting its manufacturing process and/or create the inability to fulfill commitments to its other customers.

     (c) Purchaser and CPChem may agree from time to time to discuss possible revisions to the Minimum Reserved Capacity; provided, however, neither CPChem nor Purchaser will be obligated to agree to any revisions to the Minimum Reserved Capacity.

7. Performance under this Agreement shall commence on the date first written above for an initial term ending December 31, 2009, and will continue for successive annual terms thereafter unless terminated by either party giving the other at least 12 months prior written notice, which termination shall be effective at the end of the initial term or any annual extension thereof.

8. Title to the Product and risk of loss therefor shall pass from CPChem to Purchaser upon tender of delivery of the Product to Purchaser at the CPChem Shipping Point.

9. The purchase price (in cents per pound) to be paid for each pound of Product purchased by Purchaser hereunder shall be the "Market Price", less a "Discount".

     (a) For purposes of this Agreement, the "Market Price" shall be calculated as follows:

          Market Price = ([ ] x Styrene Contract) + ([ ] x [Styrene Spot + [ ] cpp]), where

          "Styrene Contract" = most recently settled United States Styrene Contract price, posted in CMAI's Aromatics Market Report-Price Page published for the month of delivery, less an adjustment in the amount of (i) [ ] cpp during the period January 1, 2003 through May 31, 2003 and (ii) [ ] cpp thereafter. If a range is reported, the low end of the range shall be used ; and

          "Styrene Spot" = the United States Styrene Spot price for the month of delivery as reported in CMAI's Aromatics Market Report-Price Page published for said month. If a range is reported, the average of the range will be used.

          In no event, however, shall the Market Price for the month of delivery exceed the value of "Styrene Contract" for said month as determined above.

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     (b)  For purposes of this Agreement, the "Discount" shall be calculated as follows:

          (i)   When the Market Price is [ ] cpp or above:

                  Discount = [ ] cpp + [ ] (Market Price - [ ] cpp), but in no event shall the Discount exceed the greater of:

                    (aa) [ ] cpp; or

                    (bb) Market Price - ([{Bz x [ ]} + {Eth x [ ]}] +[ ]), where

                         "Bz" = the United States Benzene Contract price for the month of delivery as reported in CMAI's Aromatics Market Report-Price Page published for said month. If a range is reported, the low end of the range shall be used; and

                         "Eth" = the U.S. Gulf Coast Ethylene contract price in cpp (before any discounts), plus a [ ] cpp delivery charge, plus superfund, if any, for the month of delivery. The U.S. Gulf Coast Ethylene contract price, before delivery charges and superfund, shall be deemed equal to the U.S. Ethylene contract price published for the month in question in CMAI's month-end Monomers Market Report, and shall be the low-end of the values if a range is published.

          (ii) When Market Price is greater than [ ] cpp but less than [ ] cpp:

                  Discount = [ ] cpp

          (iii) When Market Price is less than or equal to [ ] cpp:

                  Discount = [ ] cpp - [ ]([ ] cpp - Market Price), but in no event shall the Discount be less than [ ] cpp or more than [ ] cpp.

     In the event that any of the foregoing reference publications cease to exist or contain any of the data necessary to determine the reference price(s) in question, or if any of the publications change the basis for determination of any of such data in a manner which is adverse to either of the parties hereunder, then the reference price in question will be based on such alternative index as most closely approximates the applicable index as constituted on the date of this Contract and is reasonably acceptable to Purchaser and CPChem.

     (c) The purchase price shall be adjusted each month during the term of this Agreement based upon the changes in the Market Price and the factors used in determining the Discount.

10. (a) During the period January 1, 2003 through December 31, 2003, upon the purchase of a minimum 119,000,000 pounds of Product, and provided Purchaser has complied with its obligations hereunder, including, but not limited, making payments when due pursuant to Section 5 above, Purchaser shall be eligible for a rebate in the amount of [ ] cpp on all pounds of Product purchased during said

                                    4 of 12

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calendar year. This rebate may be provisionally extended in the form of a credit issued to Purchaser's account at the end of each calendar month on all pounds of Product purchased during said month. In the event Purchaser fails to purchase the requisite 119,000,000 pounds of Product during calendar year 2003, CPChem shall adjust Purchaser's account for the provisionally extended rebate which Purchaser received but failed to qualify for.

     (b) During the period January 1, 2004 through December 31, 2006, upon the purchase of a minimum of 150,000,000 pounds of Product during any calendar year, and provided Purchaser has complied with its obligations hereunder, including, but not limited to, making payments when due pursuant to Section 5 above, Purchaser shall be eligible for a rebate in the amount of [ ] cpp on all pounds of Product purchased during said calendar year.

     If at the end of any calendar quarter ("Test Quarter") during the calendar year in question, Purchaser meets the minimum year-to-date ("Y/D") purchase requirements for said Test Quarter in accordance with Schedule A below, the foregoing rebate may be provisionally extended to Purchaser on all purchases made during the immediately succeeding calendar quarter ("Succeeding Quarter"). Said provisional rebate will be extended at the end of each month during the Succeeding Quarter in the form of a credit issued to Purchaser's account.

                               Schedule A
                               ----------

Calendar Quarter (Q)                             Minimum Y/D Requirements
--------------------                             ------------------------
       1st Q                                            37,500,000 pounds
       2nd Q                                            75,000,000 pounds
       3rd Q                                           112,500,000 pounds
       4th Q                                           150,000,000 pounds

     If Purchaser fails to meet the minimum Y/D purchase requirements during any Test Quarter, Purchaser shall not receive the monthly provisional rebate during the Succeeding Quarter. Thereafter if Purchaser meets the minimum Y/D purchase requirements for a subsequent Test Quarter during the calendar year in question, Purchaser shall receive the monthly provisional rebate during the Succeeding Quarter on Product purchases during the Succeeding Quarter as described above. In addition, at the beginning of the Succeeding Quarter, Purchaser shall receive a provisional rebate on all Product purchases during the previous Succeeding Quarter(s) of the calendar year in question which were not eligible for the provisional rebate because of Purchaser's failure to meet the minimum Y/D Requirements according to Schedule A.

     In the event Purchaser fails to purchase the requisite 150,000,000 pounds during the calendar year in question, CPChem shall adjust Purchaser's account for the provisionally extended rebate which Purchaser received but failed to qualify for.

     Notwithstanding anything contained in this Agreement to the contrary, Product purchases hereunder during any calendar year in excess of 175,000,000 pounds will not be eligible for a rebate under this Section 10.

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     (c)  Effective January 1, 2007, upon the purchase of a minimum of
100,000,000 pounds of Product during any calendar year, and provided Purchaser has complied with its obligations hereunder, including, but not limited to, making payments when due pursuant to Section 5 above, Purchaser shall be eligible for a rebate in the amount of [ ] cpp on all pounds of Product purchased during said calendar year.

     If at the end of any calendar quarter ("Test Quarter") during a calendar year, Purchaser meets the minimum year-to-date ("Y/D") purchase requirements for said Test Quarter in accordance with Schedule B below, the foregoing rebate may be provisionally extended to Purchaser on all purchases made during the immediately succeeding calendar quarter ("Succeeding Quarter"). Said provisional rebate will be extended at the end of each month during the Succeeding Quarter in the form of a credit issued to Purchaser's account.

                               Schedule B
                               ----------

Calendar Quarter (Q)                             Minimum Y/D Requirements
--------------------                             ------------------------
       1st Q                                            25,000,000 pounds
       2nd Q                                            50,000,000 pounds
       3rd Q                                            75,000,000 pounds
       4th Q                                           100,000,000 pounds

     If Purchaser fails to meet the minimum Y/D purchase requirements during any Test Quarter, Purchaser shall not receive the monthly provisional rebate during the Succeeding Quarter. Thereafter if Purchaser meets the minimum Y/D purchase requirements for a subsequent Test Quarter during the calendar year in question, Purchaser shall receive the monthly provisional rebate during the Succeeding Quarter on Product purchases during the Succeeding Quarter as described above. In addition, at the beginning of the Succeeding Quarter, Purchaser shall receive a provisional rebate on all Product purchases during the previous Succeeding Quarter(s) of the calendar year in question which were not eligible for the provisional rebate because of Purchaser's failure to meet the minimum Y/D Requirements according to Schedule B.

     In the event Purchaser fails to purchase the requisite 100,000,000 pounds during the calendar year in question, CPChem shall adjust Purchaser's account for the provisionally extended rebate which Purchaser received but failed to qualify for.

     Notwithstanding anything contained in this Agreement to the contrary, Product purchases hereunder during any calendar year in excess of 150,000,000 pounds will not be eligible for a rebate under this Section 10.

     (d) Product purchases hereunder by each Purchaser during the calendar year in question shall be totaled together for purposes of determining whether Purchaser is eligible for a rebate hereunder. Credits for such rebate shall be issued to Purchaser based upon Purchaser's actual purchases during said calendar year.

     (e) Notwithstanding anything contained in this Agreement to the contrary, all pounds of Polystyrene purchased from CPChem and it affiliates during the calendar year in question by each Purchaser shall be totaled together, and shall be deemed Product purchases for purposes of determining whether Purchaser is eligible for a rebate hereunder (provided that in the event Purchaser purchases in

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excess of 20,000,000 pounds of Polystyrene during a calendar year, then only
20,000,000 pounds of Polystyrene shall be applied to determine Purchaser's eligibility for a rebate in that calendar year). Said Polystyrene purchases, however, shall not be eligible for any rebates under this Agreement.

11. In addition to the price provided herein, Purchaser shall pay CPChem an amount equal to any tax, duty (including dumping duty), or other charge (including Superfund levies or the like), unless measured by net income, assessed on CPChem and related to sales made pursuant to this Agreement or to the transportation, production, or use of the Product or source materials thereof. Any personal property taxes assessed upon the value of the Product shall be paid by the party having title thereto at the time such taxes are assessed.

12. (a) CPChem warrants that, at the time of delivery, the Product will meet the specifications in Exhibit A in all material respects.

     (b) EXCEPT AS SET FORTH IN SECTION 12.(a) ABOVE, CPCHEM DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, AND PURCHASER EXPRESSLY WAIVES ANY OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OF ANY TRADE OR FROM ANY COURSE OF DEALING.

     (c) PURCHASER'S SOLE AND EXCLUSIVE REMEDIES FOR LOSS, DAMAGE OR EXPENSE INCURRED BY PURCHASER (EITHER DIRECTLY OR AS RESULT OF ANY CLAIMS OR ACTIONS AGAINST PURCHASER BY ANY THIRD PARTY) BASED ON OR DUE TO BREACH OF CPCHEM'S WARRANTY HEREUNDER ARE AS FOLLOWS:

          (i) With respect to any and all claims, damages, liabilities, costs and expense, including court costs and attorneys fees, incurred by Purchaser based upon, arising out of or otherwise in respect of any breach of warranty made by CPChem in Section 12.(a) above, CPCHEM, AT PURCHASER'S OPTION, WILL REPLACE THE NONCONFORMING PRODUCT OR REFUND THE PURCHASE PRICE FOR SUCH PRODUCT. IN ADDITION, CPCHEM SHALL REIMBURSE PURCHASER FOR ITS OUT OF POCKET COSTS AND EXPENSES RELATED TO SUCH BREACH OF WARRANTY, INCLUDING LABOR, MATERIAL, AND OTHER OUT OF POCKET COSTS INCURRED BY PURCHASER IN CONNECTION WITH THE REPLACEMENT OF EPS PRODUCT MANUFACTURED BY PURCHASER USING NONCONFORMING PRODUCT, UP TO A MAXIMUM AMOUNT EQUAL TO 100% OF THE PRODUCT PURCHASE PRICE WITH RESPECT TO WHICH SUCH BREACH OF WARRANTY CLAIM RELATES. IN NO EVENT SHALL CPCHEM'S TOTAL LIABILITY HEREUNDER WITH RESPECT TO DAMAGES INCURRED DIRECTLY BY PURCHASER EXCEED THE FOREGOING.

          (ii) With respect to any and all claims or actions of third parties against Purchaser based upon, arising out of or otherwise in respect of any breach of any warranty made by CPChem in Section 12.(a) above, CPChem agrees to indemnify Purchaser pursuant to Section 14 below.

13. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY (a) LOST PROFITS OR (b) ANY INDIRECT, INCIDENTAL (EXCEPT OUT OF POCKET COSTS AND EXPENSES ADDRESSED SECTION 12 ABOVE), CONSEQUENTIAL, SPECIAL, CONTINGENT, EXEMPLARY OR PUNITIVE DAMAGES, INCURRED BY THE OTHER PARTY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

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14.  CPCHEM AGREES TO INDEMNIFY AND HOLD PURCHASER HARMLESS FROM AND AGAINST ANY
CLAIM, SUIT, JUDGMENT, DAMAGE, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, ASSERTED BY A "THIRD PARTY" (AS DEFINED BELOW) AGAINST PURCHASER TO THE EXTENT SUCH ARISES OUT OF "CPCHEM'S RESPONSIBILITY" (AS DEFINED BELOW).
PURCHASER AGREES TO INDEMNIFY AND HOLD CPCHEM HARMLESS FROM AND AGAINST ANY CLAIM, SUIT, JUDGMENT, DAMAGE, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEYS' FEES, ASSERTED BY ANY THIRD PARTY AGAINST CPCHEM TO THE EXTENT SUCH ARISES OUT
OF "PURCHASER'S RESPONSIBILITY" (AS DEFINED BELOW). As used herein, the term "Third Party" with respect to any party shall include employees, contractors and agents of such party, but shall not include any parent, subsidiary or affiliated company of such party that is more than fifty percent (50%) owned (directly or indirectly) by such party or such party's ultimate parent company. As used herein, the term "CPChem's Responsibility" shall mean (a) any failure of Product to conform to the specifications provided in Exhibit A when delivered to Purchaser and (b) all risk with respect to the handling and use of Product prior to delivery to Purchaser. As used herein, the term "Purchaser's Responsibility" shall mean all risk with respect to the handling and use of Product after delivery to Purchaser other than any risk arising from CPChem's Responsibility.

15. (a) Product may be or become hazardous. Purchaser acknowledges that it is familiar with, and shall take all steps necessary to inform, warn, and familiarize its employees, agents, customers, and contractors who may handle the Product, of all hazards pertaining to and proper procedures for safe use of the Product and of the containers or equipment in which the Product may be handled, shipped, or stored. Purchaser also undertakes to label as appropriate any materials which it makes or resells that include Product.

     (b) PURCHASER SHALL INDEMNIFY, DEFEND, AND HOLD CPCHEM HARMLESS FROM AND AGAINST ANY CLAIM, LIABILITY, OR EXPENSE, INCLUDING, BUT NOT LIMITED TO, INJURY OR DEATH OF PURCHASER'S EMPLOYEES, DIRECTLY OR INDIRECTLY ARISING FROM PURCHASER'S FAILURE TO SO INFORM, WARN, AND FAMILIARIZE ITS EMPLOYEES, AGENTS, CUSTOMERS, AND CONTRACTORS, EXCEPT TO THE EXTENT THAT THE CLAIM, LIABILITY, OR EXPENSE IS CAUSED BY THE FAILURE OF THE PRODUCT TO MEET THE SPECIFICATIONS IN EXHIBIT A WHEN DELIVERED TO PURCHASER; AND THESE UNDERTAKINGS APPLY IN FULL MEASURE WHETHER OR NOT IT IS ALLEGED OR PROVED THAT CPCHEM WAS ACTIVELY OR PASSIVELY NEGLIGENT OR AT FAULT OR LIABILITY WITHOUT FAULT IS SOUGHT TO BE IMPOSED ON CPCHEM. EXPENSES AS USED HEREIN SHALL INCLUDE REASONABLE ATTORNEYS' FEES.

16. (a) Neither party shall be in breach of its obligations hereunder to the extent that performance is prevented or delayed by (i) any cause beyond the reasonable control of the party concerned, including, but not limited to, shortage in raw material, transportation, power, manufacturing capacity, etc., or the Product itself from CPChem's then-contemplated source of supply; (ii) labor disturbance, whether or not involving the employees of the party concerned or otherwise, and whether or not the disturbance could be settled by acceding to the demands of a labor group; or (iii) compliance with a request or order of a person purporting to act on behalf of any government or governmental department or agency (including but not limited to EPA and OSHA).

     (b) Whenever performance is so affected by such a contingency, CPChem may reduce deliveries in a manner that fairly apportions the consequences of the contingency among all CPChem's customers (including affiliates or internal needs). CPChem shall not be required to purchase Product from third parties in order to comply with this Section but CPChem may do so in its sole discretion.

                                    8 of 12

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     (c)  Performance will be excused as provided above even though the occurrence of the contingency in question may have been foreseen or foreseeable at the time of contracting or may subsequently become foreseeable.

     (d) Quantities not purchased or sold due to the provisions of the Section need not be made up later.

     (e) If any law, regulation, or other governmental action requires CPChem to reduce any price in effect under this Agreement or prevents CPChem from increasing the price pursuant to Section 9 above, CPChem may cancel from this Agreement the quantities of Product so affected.

     (f) Nothing in this Section shall excuse Purchaser from its obligations to make payments when due.

17. This Agreement, together with Exhibit A attached hereto, supersedes all prior understanding, drafts, discussions, or statements, whether oral or in writing, express or implied, dealing with the same subject matter. It constitutes a final written expression of all of the terms of this Agreement and is a complete and exclusive statement of those terms. It may not be amended or modified in any manner except by a written agreement signed by both parties that expressly amends this Agreement. Further, the provisions of this Agreement will take precedence over, govern and control any purchase order, sales acknowledgement, invoice or other writing between the CPChem and Purchaser despite subsequent issuance, it being agreed and understood, without limitation, that any pre-printed terms and conditions appearing on any other writing, communication or transmittal between CPChem and Purchaser pertaining to the subject matter of this Agreement will be null and void and have no force or effect. No delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

18. No rights or obligations under this Agreement may be assigned without the prior written consent of the other party.

19. ANY QUESTIONS CONCERNING THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE DOMESTIC LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF THE CONFLICTS OF LAWS.

20. Neither party shall give any director, employee, or representative of the other party any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement or enter into any other business arrangement with any director, employee, or representative of the other, without prior written notification to the other party. Any representative(s) authorized by either party may cause an audit of any and all records of the other party as necessary and proper to verify that there has been compliance with this Section.

21. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, or facsimile

                                    9 of 12

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to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

     If to CPChem:                       If to Purchaser:
        10001 Six Pines Drive               c/o WinCup
        The Woodlands, TX 77380             3 Radnor Corporate Center, Suite 300
        Attention:  Andrew Singer           Radnor, Pennsylvania 19087
        Facsimile: (832) 813-4115           Attention: Michael V. Valenza
                                            Facsimile: (610) 995-2697

22. (a) Notwithstanding anything contained in this Agreement to the contrary, if during the term of this Agreement, Purchaser is past due in payment of any amount owing to CPChem, CPChem reserves the right, without liability and without prejudice to any other remedies afforded under this Agreement or by operation of law or equity, to implement one or more of the following actions:

          (i)   reduce the quantity of Product shipped hereunder;

          (ii)  require Purchaser to make payment on a C.O.D. basis; and/or

          (iii) entirely suspend its performance under this Agreement, including, without limitation, decline to ship Product and/or stop any Product shipments in transit

(individually referred to as "Action"), until payment of all amounts then due CPChem have been received by CPChem. CPChem shall provide at least 5 days written notification to Purchaser prior to taking any of the foregoing Action(s).

     (b) In addition to and notwithstanding the above, in the event either party (each, a "Breaching Party") breaches a material obligation hereunder and such breach continues uncured for a period of 30 days after written notice of such breach from the other party (the "Non-breaching Party"), then the Non-breaching Party shall have the right to terminate this Agreement upon written notice to the Breaching Party.

     (c) In addition to and notwithstanding the above, if during the term of this Agreement, CPChem, in its sole judgment, reasonably exercised, determines that the financial responsibility of the Purchaser has become impaired or unsatisfactory to a level that CPChem has reasonable concern that Purchaser will not be able to make the payments coming due hereunder, then CPChem reserves the right, without liability and without prejudice to any other remedies afforded under this Agreement or by operation of law or equity, to require Purchaser to make payment on a C.O.D. basis until CPChem, in its sole judgment, reasonably exercised, determines that the financial responsibility of Purchaser has returned to a level where CPChem no longer has reasonable concern that Purchaser will not be able to make payments coming due hereunder. CPChem shall provide at least 5 days written notification prior to taking any action under this Paragraph (c). In the event CPChem places Purchaser on a C.O.D. basis in accordance with this Paragraph, Purchaser shall have the right to purchase Product elsewhere for so long as it remains on a C.O.D. basis and all such Product purchases shall be deemed to have been purchased from CPChem for purposes of determining whether Purchaser (i) has purchased the quantity of Product required to be purchased pursuant to Section 2 above; and (ii) is eligible for a rebate

                                   10 of 12
hereunder (although no rebate shall be paid to Purchaser with respect to such Product quantities themselves).

23. Purchaser shall provide CPChem with monthly and quarterly financial statements including income statement, balance sheet and cash flow analysis. Purchaser shall provide CPChem with audited financial statements annually. In addition, Purchaser shall provide a monthly statement of its borrowing amount committed by banks or other lenders including the amount currently available for borrowing by the Purchaser.

24. The obligations of the parties under this Agreement which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement, including, without limitation the obligations contained in Section 25, will survive termination, cancellation or expiration of this Agreement. Any such termination shall be without prejudice to any claims of either party against the other which shall have accrued prior to the date of termination.

25. In consideration for entering into this Agreement and the provisions hereof, including without limitation, the extended term, pricing provisions and minimum purchase quantities, and the release of any and all disputed claims, Purchaser has agreed to pay to CPChem the amount of [ ].

     Purchaser shall pay CPChem said amount in accordance with the following payment schedule: (i) [ ] upon execution of this Agreement by all parties; and
(ii) the remaining balance on or before December 31, 2003.

     Purchaser may not set off any loss, damage, liability or claim which it may have against CPChem under this Agreement or any other agreement, against payment it owes to CPChem under this Section 25. Payment under this Section 25 shall be made without protest of any kind.

                                   11 of 12

In WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the date set forth above.

Radnor Chemical Corporation                  Chevron Phillips Chemical Company
                                             LP


By: /s/ Michael T. Kennedy                   By:    /s/ J.M. Parker
   -----------------------------------          --------------------------------

Title: Chairman                              Title: Senior Vice President
      --------------------------------             -----------------------------

Date:  Oct. 30, 2003                         Date:  November 7, 2003
     ---------------------------------            ------------------------------


StyroChem U.S., Ltd.
By: StyroChem GP, LLC, its general partner
By: Radnor Chemical Corp., its sole member   StyroChem Canada, Ltd.


By: /s/ Michael T. Kennedy                   By: /s/ Michael T. Kennedy
   -----------------------------------          --------------------------------

Title: Chairman                              Title: President
      --------------------------------             -----------------------------

Date:  Oct. 30, 2003                         Date:  Oct. 30, 2003
     ---------------------------------            ------------------------------


                                             WinCup Texas, Ltd.
StyroChem Finland Oy                         By: WinCup Holdings, Inc., its
                                             general partner


By: /s/ Michael T. Kennedy                   By: /s/ Michael T. Kennedy
   -----------------------------------          --------------------------------

Title: Chairman                              Title: President
      --------------------------------             -----------------------------

Date:  Oct. 30, 2003                         Date:  Oct. 30, 2003
     ---------------------------------            ------------------------------


WinCup Holdings Inc.


By: /s/ Michael T. Kennedy
   -----------------------------------

Title: President
      --------------------------------

Date:  Oct. 30, 2003
     ---------------------------------


                                   12 of 12

                                    EXHIBIT A

                  [LOGO OF CHEVRON U.S. CHEMICALS APPEARS HERE]

                                                               P.O. Box 3766
                                                               Houston, TX 77253

                              TECHNICAL DATA SHEET

                             CHEVRON STYRENE MONOMER

                                                      SALES SPECIFICATION (b)
                                                     -------------------------      TYPICAL
SPECIFICATION PROPERTIES            TEST METHOD        MINIMUM       MAXIMUM      VALUES (b)
------------------------------   -----------------   -----------   -----------    -----------
Purity, Wt. %                       ASTM D-5135            99.90            --          99.93
Ethylbenzene, ppm                   ASTM D-5135               --            85             45
Color                               ASTM D-1209               --            10              8
Polymer Content, ppm                ASTM D-2121               --            10              1
Inhibitor (t-Butyl Catechol):
   ppm (a)                          ASTM D-4590               10            15             13
Aldehydes
   (as Benzaldehyde), ppm           ASTM D-2119               --           200             20
Peroxides (as H/2/O/2/), ppm        ASTM D-2340               --           100              5
Benzene, ppm                        ASTM D-3962M              --             1    less than 1

TYPICAL PROPERTIES
------------------
Chlorides, ppm                   Chevron SM-350-16            --            --    less than 1
Sulfur, ppm                      Chevron SM-350-16            --            --    less than 1
Flash, TCC, degrees C,               ASTM D-56                --            --             31
 (degrees F)                                                                              (88)

<F1>
(a) Applies to all methods of shipments unless additional inhibitor is specified.
<F2>
(b)  Subject to change without notice.